Exhibit 99.1

Ormat Technologies Contact: Smadar Lavi VP Head of IR and ESG Planning & Reporting 775-356-9029 (ext. 65726) slavi@ormat.com	Investor Relations Agency Contact: Sam Cohen or Joseph Caminiti Alpha IR Group 312-445-2870 ORA@alpha-ir.com

ORMAT TECHNOLOGIES REPORTS FOURTH QUARTER AND YEAR-END 2022 FINANCIAL RESULTS

2023 OUTLOOK REFLECTS HIGHEST TOTAL REVENUE EVER AND RECORD ADJUSTED EBITDA GROWTH

HIGHLIGHTS

●	TOTAL REVENUES OF $734.1 MILLION FOR FULL YEAR 2022 INCREASED BY 10.7% YEAR-OVER-YEAR, DRIVEN BY GROWTH IN ALL THREE OPERATING SEGMENTS
●	OPERATING INCOME INCREASED BY 10.7% FOR THE FOURTH QUARTER AND 8.3% FOR THE FULL YEAR COMPARED TO 2021, EXCLUDING A ONE-TIME NON-CASH IMPAIRMENT CHARGE OF $30.5 MILLION RELATED TO BRAWLEY
●	ORMAT ANNOUNCES FULL YEAR 2023 ADJUSTED EBITDA OUTLOOK OF $480 TO $510 MILLION, AN INCREASE OF UP TO 17% OVER 2022
●	ORMAT EXPECTS TO RECEIVE APPROXIMATELY $150 MILLION IN CASH BENEFIT UNDER THE INFLATION REDUCTION ACT DURING 2023

RENO, Nev. February 22, 2023, Ormat Technologies, Inc. (NYSE: ORA), a leading geothermal, energy storage, solar PV and recovered energy power company, today announced financial results for the fourth quarter and full year ended December 31, 2022.

KEY FINANCIAL RESULTS

(Dollars in millions, except per share)	Q4 2022	Q4 2021	Change (%)	FY 2022	FY 2021	Change (%)
GAAP Measures
Revenues
Electricity	165.2	164.3	0.6%	631.7	585.8	7.8%
Product	32.2	20.3	58.2%	71.4	46.9	52.2%
Energy Storage & Management Services	8.1	6.4	27.3%	31.0	30.4	2.1%
Total Revenues	205.5	191.0	7.6%	734.1	663.1	10.7%

Gross margin (%)
Electricity	43.5%	44.1%		39.8%	42.5%
Product	22.8%	10.6%		15.3%	11.8%
Energy Storage & Management Services	11.7%	16.4%		21.0%	33.0%
Gross margin (%)	39.0%	39.6%		36.6%	39.9%

Operating income	30.2	54.9	(44.9)%	152.8	169.4	(9.8)%
Net income attributable to the Company’s stockholders	18.0	18.9	(4.6)%	65.8	62.1	6.0%
Diluted EPS ($)	0.32	0.34	(5.9)%	1.17	1.10	6.4%

Non-GAAP Measures
Adjusted Net income attributable to the Company’s stockholders	41.2	22.8	80.3%	92.2	78.6	17.3%
Adjusted Diluted EPS ($)	0.73	0.41	78.1%	1.63	1.39	17.1%
Adjusted EBITDA[1]	124.7	116.0	7.5%	435.5	401.4	8.5%

“The fourth quarter marked a strong finish to an excellent 2022, with 10.7% top-line growth across all three segments of our business. We continue to make progress toward our long-term goals, and during 2022 we added 78MW of new generating capacity to our operating portfolio. We also signed up to 365MW of Power Purchase Agreements (PPAs) and a tolling agreement with improved economics in the Electricity and Storage segments,” said Doron Blachar, Ormat’s Chief Executive Officer. “In addition, we see a notable recovery in the Product segment with considerably higher revenues, improved margins and new product contracts that increased our backlog to pre-Covid-19 levels demonstrating the growing global demand for geothermal energy.”

Blachar added, “As we look toward 2023, we expect to benefit from the contributions of new geothermal and solar power plants in our Electricity segment that started operation in the second half of 2022 and the addition of 170MW of new capacity that we expect to bring online during the year, of which 66 MW is in the Electricity segment and 104 MW is in the Storage segment. We also expect improved performance in our Product segment which is supported by a $148 million backlog.”

“We expect to deliver a 10% to 17% increase in 2023 Adjusted EBITDA, reaching between $480 to $510 million, supported by 170 MW of operating assets to be added during the year. On an annualized basis in the following years, these assets are expected to add between $25 to $30 million of additional adjusted EBITDA versus partial operation in 2023.

“We continue to see strong tailwinds globally for renewable energy supported by both the Inflation Reduction Act (IRA) benefits, which we expect will reduce our capital needs and boost our EPS in the coming years, as well the significant demand for geothermal energy and storage driven by surging fossil fuel prices and global decarbonization. We are on track with our capacity expansions in both the Electricity and the Storage segments, with the potential to add approximately 700 MW by the end of 2025. We expect this will have a positive impact on future top and bottom line as well as EBITDA growth. We firmly believe that our strategy, high-quality assets, and advantageous cost structure position Ormat to succeed in the current and future macro environment.”

FINANCIAL AND RECENT BUSINESS HIGHLIGHTS

•

Net income attributable to the Company's stockholders for the fourth quarter and for the year 2022 was $18.0 million and $65.8 million, respectively, a decrease of 4.6% and an increase of 6.0%, respectively, compared to last year. Diluted EPS for the fourth quarter and for the year 2022 was $0.32 and $1.17 per share, respectively, a decrease of 5.9% and an increase of 6.4%, respectively, compared to last year.

•

Adjusted net income attributable to the Company's stockholders and diluted adjusted EPS for the fourth quarter increased 80.3% and 78.1% compared to last year. Adjusted net income attributable to the Company's stockholders and diluted adjusted EPS for the full year 2022 increased 17.3% and 17.1% compared to last year. Adjusted net income attributable to the Company's stockholders and diluted adjusted EPS mainly excluded the $30.5 million pre-tax non-cash impairment charge from Brawley ($24.1 million or $0.43 per share after tax).

•	Adjusted EBITDA for the fourth quarter and for the year 2022 was $124.7 million and $435.5 million, respectively, an increase of 7.5% and 8.5%, respectively, compared to last year.

•

Electricity segment revenues increased 0.6% for the fourth quarter and 7.8% for the year compared to last year, supported by contributions from the new projects added, as well as higher capacity and rates observed at Puna. This increase was impacted by the shutdown of Heber 1 following the fire in early 2022.

•

We recorded in the fourth quarter of 2022 a non-cash impairment pre-tax loss of $30.5 million related to our Brawley power plant in California. We believe that we can operate the plant economically at 7 MW, or 6 MW lower than the current capacity. In addition, we are planning to add 35 MW solar plus storage facility adjacent to the geothermal projects and utilizing existing interconnection at the Brawley complex.

•

Heber 1 is experiencing a partial outage due to a fire in early 2022. We have decided not to rebuild the Heber 1 power plant and we settled the insurance claim related to the fire event including all business interruption and property damage claims. We are currently optimizing the Heber complex through a repowering, which is expected to be completed in the second quarter of 2023.

•

Product segment revenues increased 58.2% for the fourth quarter and 52.2% for the year compared to 2021, supported by contributions from newly signed contracts in Indonesia, Nicaragua, and New Zealand. Margins improved 1,220 basis points quarter over quarter.

•

Product segment backlog as of February 22, 2023, grew by approximately 8.0% compared to last quarter driven by a contract signed to supply equipment to the Ijen project in Indonesia. Backlog stands at $148.1 million as of February 22, 2023.

•

Energy Storage segment revenues increased 27.3% for the fourth quarter and 2.1% for the year compared to 2021, supported by higher rates at PJM. Revenue growth for the year comparatively offset by higher revenues from Rabbit Hill in February of 2021 as a result of elevated energy prices during the power crisis in Texas.

IN ADDITION, THE COMPANY:

•

Signed a Financing Agreement with PT Sarana Multi Infrastruktur (Persero) (“SMI”) for the development of the Ijen Geothermal Power Plant in Indonesia. The Ijen power plant, which is controlled by our local partner, is expected to generate 31 MW by the end of 2024.

2023 GUIDANCE

•	Total revenues of between $823 million and $858 million.

•	Electricity segment revenues between $670 million and $685 million.

•	Product segment revenues of between $120 million and $135 million.

•	Energy Storage revenues of between $33 million and $38 million.

•	Adjusted EBITDA to be between $480 million and $510 million.

◦	Adjusted EBITDA attributable to minority interest of approximately $36 million.

The Company provides a reconciliation of Adjusted EBITDA, a non-GAAP financial measure for the three months and year ended December 31, 2022. However, the Company does not provide guidance on net income and is unable to provide a reconciliation for its Adjusted EBITDA guidance range to net income without unreasonable efforts due to high variability and complexity with respect to estimating certain forward-looking amounts. These include impairments and disposition and acquisition of business interests, income tax expense, and other non-cash expenses and adjusting items that are excluded from the calculation of Adjusted EBITDA.

DIVIDEND

On February 22, 2023, the Company’s Board of Directors declared, approved, and authorized payment of a quarterly dividend of $0.12 per share pursuant to the Company’s dividend policy. The dividend will be paid on March 22, 2023, to stockholders of record as of the close of business on March 8, 2023. In addition, the Company expects to pay a quarterly dividend of $0.12 per share in each of the next three quarters.

CONFERENCE CALL DETAILS

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release on Thursday, February 23, 2023, at 10:00 a.m. ET.

Participants within the United States and Canada, please dial 1-888-770-2286, approximately 15 minutes prior to the scheduled start of the call. If you are calling outside of the United States and Canada, please dial +1-646-960-0440. Access code for the call is 9122486. Please request the “Ormat Technologies, Inc. call” when prompted by the conference call operator. The conference call will also be accompanied by a webcast live on the Investor Relations section of the Company's website.

A replay will be available one hour after the end of the conference call. To access the replay within the United States and Canada, please dial 1-800-770-2030. From outside of the United States and Canada, please dial +1-647-362-9199. Please use the replay access code 9122486. The webcast will also be archived on the Investor Relations section of the Company's website.

ABOUT ORMAT TECHNOLOGIES

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (“REG”), with robust plans to accelerate long-term growth in the energy storage market and to establish a leading position in the U.S. energy storage market. The Company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. The Company has engineered, manufactured and constructed power plants, which it currently owns or has installed for utilities and developers worldwide, totaling approximately 3,200 MW of gross capacity. Ormat leveraged its core capabilities in the geothermal and REG industries and its global presence to expand the Company’s activity into energy storage services, solar Photovoltaic (PV) and energy storage plus Solar PV. Ormat’s current total generating portfolio is 1,158 MW with a 1,070 MW geothermal and solar generation portfolio that is spread globally in the U.S., Kenya, Guatemala, Indonesia, Honduras, and Guadeloupe, and an 88 MW energy storage portfolio that is located in the U.S.

ORMAT’S SAFE HARBOR STATEMENT

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, including such matters as our projections of annual revenues, expenses and debt service coverage with respect to our debt securities, future capital expenditures, business strategy, competitive strengths, goals, development or operation of generation assets, market and industry developments and the growth of our business and operations, are forward-looking statements. When used in this press release, the words “may”, “will”, “could”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “projects”, “potential”, “target”, “goal” or “contemplate” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Although we believe that our plans and objectives reflected in or suggested by these forward-looking statements are reasonable, we may not achieve these plans or objectives. Actual future results may differ materially from those projected as a result of certain risks and uncertainties and other risks described under "Risk Factors" as described in Ormat’s Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 25, 2022, and from time to time, in Ormat’s quarterly reports on Form 10-Q that are filed with the SEC.

These forward-looking statements are made only as of the date hereof, and, except as legally required, we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Condensed Consolidated Statement of Operations

For the Three-and Twelve-Month periods Ended December 31, 2022, and 2021

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
	(Dollars in thousands, except per share data)
Revenues:
Electricity	165,187	164,268	631,727	585,771
Product	32,177	20,340	71,414	46,920
Energy storage	8,122	6,381	31,018	30,393
Total revenues	205,486	190,989	734,159	663,084
Cost of revenues:
Electricity	93,270	91,883	380,361	337,019
Product	24,835	18,194	60,479	41,374
Energy storage	7,171	5,336	24,495	20,353
Total cost of revenues	125,276	115,413	465,335	398,746
Gross profit	80,210	75,576	268,824	264,338
Operating expenses:
Research and development expenses	1,388	950	5,078	4,129
Selling and marketing expenses	3,783	4,264	16,193	15,199
General and administrative expenses	14,119	15,501	61,274	75,901
Business interruption insurance income	—	—	—	(248)
Impairment charge	30,695	—	32,648	—
Write-off of unsuccessful exploration activities	1	—	828	—
Operating income	30,224	54,861	152,803	169,357
Other income (expense):
Interest income	1,237	534	3,417	2,124
Interest expense, net	(23,841)	(22,786)	(87,743)	(82,658)
Derivatives and foreign currency transaction gains (losses)	(2,013)	1,509	(6,044)	(14,720)
Income attributable to sale of tax benefits	7,540	7,928	33,885	29,582
Other non-operating income (expense), net	(197)	174	(709)	(134)
Income from operations before income tax and equity in earnings (losses) of investees	12,950	42,220	95,609	103,551
Income tax (provision) benefit	8,778	(15,527)	(14,742)	(24,850)
Equity in earnings (losses) of investees, net	(1,498)	(4,420)	(3,072)	(2,624)
Net income	20,230	22,273	77,795	76,077
Net income attributable to noncontrolling interest	(2,190)	(3,368)	(11,954)	(13,985)
Net income attributable to the Company's stockholders	18,040	18,905	65,841	62,092
Earnings per share attributable to the Company's stockholders:
Basic:	0.32	0.34	1.17	1.11
Diluted:	0.32	0.34	1.17	1.10
Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	56,077	56,033	56,063	56,004
Diluted	56,501	56,386	56,503	56,402

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheet

For the Periods Ended December 31, 2022 and 2021

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	95,872	239,278
Marketable securities at fair value	—	43,343
Restricted cash and cash equivalents	130,804	104,166
Receivables:
Trade	128,818	122,944
Other	32,415	18,144
Inventories	22,832	28,445
Costs and estimated earnings in excess of billings on uncompleted contracts	16,405	9,692
Prepaid expenses and other	29,571	35,920
Total current assets	456,717	601,932
Investment in unconsolidated companies	115,693	105,886
Deposits and other	39,762	78,915
Deferred income taxes	161,365	143,450
Property, plant and equipment, net	2,493,457	2,294,973
Construction-in-process	893,198	721,483
Operating leases right of use	23,411	19,357
Finance leases right of use	3,806	6,414
Intangible assets, net	333,845	363,314
Goodwill	90,325	89,954
Total assets	4,611,579	4,425,678

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	149,423	143,186
Billings in excess of costs and estimated earnings on uncompleted contracts	8,785	9,248
Current portion of long-term debt:
Limited and non-recourse (primarily related to VIEs):	64,044	61,695
Full recourse	101,460	313,846
Financing Liability	16,270	10,835
Operating lease liabilities	2,347	2,564
Finance lease liabilities	1,581	2,782
Total current liabilities	343,910	544,156
Long-term debt, net of current portion:
Limited and non-recourse:	521,885	539,664
Full recourse:	676,512	740,335
Convertible senior notes	420,805	—
Financing liability	225,759	242,029
Operating lease liabilities	19,788	16,462
Finance lease liabilities	2,262	4,361
Liability associated with sale of tax benefits	166,259	134,953
Deferred income taxes	83,465	84,662
Liability for unrecognized tax benefits	6,559	5,730
Liabilities for severance pay	12,833	15,694
Asset retirement obligation	97,660	84,891
Other long-term liabilities	3,317	4,951
Total liabilities	2,581,014	2,417,888

Commitments and contingencies
Redeemable noncontrolling interest	9,590	9,329

Equity:
The Company's stockholders' equity:
Common stock	56	56
Additional paid-in capital	1,259,072	1,271,925
Treasury stock, at cost	(17,964)	-
Retained earnings	623,907	585,209
Accumulated other comprehensive income (loss)	2,500	(2,191)
Total stockholders' equity attributable to Company's stockholders	1,867,571	1,854,999
Noncontrolling interest	153,404	143,462
Total equity	2,020,975	1,998,461
Total liabilities, redeemable noncontrolling interest and equity	4,611,579	4,425,678

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Reconciliation of EBITDA and Adjusted EBITDA

For the three and twelve-month periods ended December 31, 2022, and 2021

We calculate EBITDA as net income before interest, taxes, depreciation, amortization and accretion. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation, amortization and accretion, adjusted for (i) mark-to-market gains or losses from accounting for derivatives, (ii) stock-based compensation, (iii) merger and acquisition transaction costs, (iv) gain or loss from extinguishment of liabilities, (v) cost related to a settlement agreement, (vi) non-cash impairment charges; (vii) write-off of unsuccessful exploration activities; and (viii) other unusual or non-recurring items. We adjust for these factors as they may be non-cash, unusual in nature and/or are not factors used by management for evaluating operating performance. We believe that presentation of these measures will enhance an investor’s ability to evaluate its financial and operating performance. EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under accounting principles generally accepted in the United States, or U.S. GAAP, and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with U.S. GAAP. Our Board of Directors and senior management use EBITDA and Adjusted EBITDA to evaluate our financial performance. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

Starting in the fourth quarter of 2022, we include accretion expenses related to asset retirement obligation in the adjustments to net income when calculating EBITDA and adjusted EBITDA. The presentation of EBITDA and adjusted EBITDA includes accretion expenses for the fiscal year ended December 31, 2022, however the prior years have not been recast to include accretion expenses as the amounts were immaterial.

The following table reconciles net income to EBITDA and Adjusted EBITDA for the three and twelve-month periods ended December 31, 2022, and 2021:

	Three Months Ended December 31,		Year ended December 31,
	2022	2021	2022	2021
	(Dollars in thousands)		(Dollars in thousands)
Net income	20,230	22,273	77,795	76,077
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	22,604	22,252	84,326	80,534
Income tax provision (benefit)	(8,778)	15,527	14,742	24,850
Adjustment to investment in an unconsolidated company: our proportionate share in interest expense, tax and depreciation and amortization in Sarulla	3,758	6,427	13,199	14,680
Depreciation, amortization and accretion	55,637	47,427	198,603	177,930
EBITDA	93,451	113,906	388,665	374,071
Mark-to-market on derivative instruments	(1,064)	(355)	1,613	741
Stock-based compensation	3,017	2,328	11,646	9,168
Make-whole premium related to long-term debt prepayment	—	—	1,102	—
Reversal of a contingent liability related to a business combination transaction	(1,829)	—	(1,829)	(418)
Impairment of long-lived assets	30,693	—	32,648	—
Allowance for bad debt related to February power crisis in Texas	—	—	115	2,980
Merger and acquisition transaction costs	427	138	675	5,635
Hedge losses resulting from February power crisis in Texas	—	—	—	9,133
Tender-related deposits write-off	—	—	—	134
Write-off of unsuccessful exploration activities	—	—	828	—
Adjusted EBITDA	124,695	116,017	435,463	401,444

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Reconciliation of Adjusted Net Income attributable to the Company's stockholders and Adjusted EPS

For the Three and twelve-month periods ended December 31, 2022, and 2021

Adjusted Net Income attributable to the Company's stockholders and Adjusted EPS are adjusted for one-time expense items that are not representative of our ongoing business and operations. The use of Adjusted Net income attributable to the Company's stockholders and Adjusted EPS is intended to enhance the usefulness of our financial information by providing measures to assess the overall performance of our ongoing business.

The following tables reconciles Net income attributable to the Company's stockholders and Adjusted EPS for the three and twelve-month periods ended December 31, 2022, and 2021.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

GAAP Net income attributable to the Company's stockholders	18.0	18.9	65.8	62.1
Hedge losses resulting from February power crisis in Texas	—	—	—	8.8
Impairment of long-lived assets	24.3	—	25.8	—
Write-off of unsuccessful exploration activities	—	—	0.7	—
Sarulla tax asset write-off	—	3.9	—	3.9
Merger and acquisition transaction costs	0.3	—	0.5	3.7
Reversal of a contingent liability related to a business combination transaction	(1.4)	—	(1.4)	—
Make-whole premium related to repayment of long-term debt	—	—	0.8	—
Adjusted Net income attributable to the Company's stockholders	41.2	22.8	92.2	78.6
GAAP diluted EPS	0.32	0.34	1.17	1.10
Hedge losses resulting from February power crisis in Texas	—	—	—	0.16
Impairment of long-lived assets	0.43	—	0.46	—
Write-off of unsuccessful exploration activities	—	—	0.01	—
Sarulla tax asset write-off	—	0.07	—	0.07
Merger and acquisition transaction costs	0.01	—	0.01	0.07
Reversal of a contingent liability related to a business combination transaction	(0.03)	—	(0.03)	—
Make-whole premium related to repayment of long-term debt	—	—	0.01	—
Diluted Adjusted EPS ($)	0.73	0.41	1.63	1.39